Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES APPOINTMENT OF KENNETH KRUEGER TO ITS BOARD OF DIRECTORS

July 5, 2011 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced the appointment of Kenneth W. Krueger as a Class II independent director effective July 5, 2011. Mr. Krueger will serve as a member of the Audit Committee, the Compensation Committee and the Nominating Committee.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “We welcome Ken to our Board of Directors. Over the last 30 years, Ken has amassed a wealth of experience both in finance and operations management across the manufacturing industry. He is a natural fit with our business and will complement the existing capabilities and strengths of our Board members. We look forward to working with him in the years to come as we continue to grow our business.”

Mr. Krueger previously served as Chief Operating Officer of Bucyrus International, Inc. and has significant management experience during his career in the manufacturing industry. Prior to assuming his role at Bucyrus, Mr. Krueger was Senior Vice President and Chief Financial Officer of A.O Smith Corporation. Earlier in his career, Mr. Krueger held various positions of increasing responsibility at Rockwell Automation over a sixteen year period that culminated in his role as Chief Financial Officer. Mr. Krueger holds a BBA Degree in Accounting and MIS from the University of Wisconsin-Milwaukee, and he is a Certified Public Accountant.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.